EXHIBIT 99.1
NEWS FOR IMMEDIATE RELEASE
April 24, 2014
For Further Information Contact:

Todd F. Clossin
President & Chief Executive Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website:  www.wesbanco.com

WesBanco Announces the Election of Todd F. Clossin as President & CEO

Wheeling, WV…   James C. Gardill, Chairman of the Board of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced that the WesBanco Board has elected Todd F. Clossin as President and Chief Executive Officer. Mr. Clossin succeeds Paul M. Limbert who will retire on April 30, 2014 after 37 years with the company. Mr. Limbert will remain a member of the WesBanco Board and will also serve on its Executive Committee.

Mr. Clossin, who joined WesBanco on November 4, 2013 as Executive Vice President and Chief Operating Officer, had previously served as Executive Vice President and Chief Administrative Officer at Fifth Third Bank, Cincinnati, Ohio. His career with Fifth Third, which began in 2001, included serving as President & CEO of Fifth Third’s Midwest, MidSouth, and Florida Regions as well as CEO of Fifth Third Tennessee. As Chief Administrative Officer, Mr. Clossin was responsible for strategic planning, marketing, customer experience, distribution strategies, sourcing, facilities, sustainability, social media and analytics. His 30 year banking career has included executive leadership positions in many markets in Ohio, West Virginia and Pennsylvania that are currently served by WesBanco.

Mr. Clossin is a 1984 graduate of Mount Union College, Alliance, Ohio where he received a B.A. in Business Administration and a 1988 graduate of Akron University, Akron, Ohio where he received an MBA. He is a graduate of the Darden School of Business Advanced Commercial Lending program, Weatherhead School of Business Executive Leadership program, Center for Creative Leadership’s Leadership at the Peak program, Stanford University’s Strategy and Organization program, and the Wharton School of Business Executive Leadership Program. Mr. Clossin and his wife, Paula, will reside in St. Clairsville, Ohio. They are the parents of three children.

Mr. Gardill commented, “We are pleased to announce Todd Clossin’s election as President and CEO of WesBanco.  Todd has vast experience managing banks located in many regions currently being served by WesBanco.  As our President & CEO, he will bring that experience, knowledge of our markets and leadership necessary to continue our growth and expansion of the bank.”

WesBanco, Inc. is a multi-state bank holding company of $6.2 billion in total assets providing banking services through 120 locations and 106 ATMs in West Virginia, Ohio and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.